EXHIBIT 4
WAIVER AND AMENDMENT NO. 7 TO
LOAN AND SERVICING AGREEMENT
          This WAIVER AND AMENDMENT NO. 7 (the “Amendment”) dated as of April 10, 2008 is by and among SWC Receivables Funding LLC (the “Borrower”), The Sherwin-Williams Company (the “Servicer”), CIESCO, LLC (“Ciesco”), as a Conduit Lender, Citibank, N.A. (“Citibank”), as a Committed Lender, and Citicorp North America, Inc. (“CNAI”), as a Managing Agent and as Program Agent.
          PRELIMINARY STATEMENTS:
          (1) The Borrower, Servicer, Ciesco, Citibank and CNAI are parties to a Loan and Servicing Agreement, dated as of February 1, 2006 (as amended, supplemented or otherwise modified previously and from time to time hereafter, the “Agreement”); capitalized terms defined therein being used herein as therein defined unless otherwise defined herein.
          (2) In consideration of the mutual agreements contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed to amend the Agreement as set forth herein.
          NOW, THEREFORE, the parties hereto agree as follows:
          SECTION 1. Waiver and Amendment.
     1.1 By their signatures below, Ciesco as a Conduit Lender, Citibank as a Committed Lender and CNAI as a Managing Agent and as Program Agent each hereby irrevocably waive any Event of Termination and any Incipient Event of Termination that would otherwise result from the occurrences of an event described in clause (ii) of Section 7.01(h) relating to the average of the Delinquency Ratios for any three (3) consecutive Monthly Periods for the Monthly Periods ending in December 2007 and January 2008. This irrevocable waiver shall not be deemed to constitute a waiver of any other Event of Termination or any other Incipient Event of Termination, any future breach of the Agreement, or any future breach of the other agreements, documents and instruments delivered in connection with the Agreement. The agreement to the terms hereof by any of the Conduit Lender, the Committed Lender and CNAI as a Managing Agent and as Program Agent shall not establish a custom or course of dealing among the Conduit Lender, the Committed Lender and CNAI as a Managing Agent and as Program Agent and the Borrower.
     1.2 Subject to the satisfaction of the condition precedent set forth in Section 2 hereof, the Agreement is hereby amended by amending and restating in its entirety clause (ii) of Section 7.01(h) thereof as follows:

     (ii) the average of the Delinquency Ratios for any three (3) consecutive Monthly Periods shall exceed (a) for the Monthly Period ending in February 2008, 10.75%, (b) for the Monthly Period ending in March 2008, 9%, and (c) thereafter, for any Monthly Period ending in the months of (x) March, April, May, June, July, August, September, October and November, 8.50% and (y) December, January and February, 10.5%.
          SECTION 2. Conditions of Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by CNAI of the counterparts of this Amendment duly executed by each of the parties hereto.
          SECTION 3. Representations and Warranties of the Borrower and the Servicer. Each of the Borrower and the Servicer represents and warrants as to itself as follows:
     (a) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Person of this Amendment or the performance by such Person of the Agreement as amended by this Amendment;
     (b) This Amendment and the Agreement, as amended by this Amendment, constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their terms;
     (c) Upon the effectiveness of this Amendment, such Person hereby reaffirms all covenants, representations and warranties made by it in the Agreement, as amended, and agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Amendment; and
     (d) Upon the effectiveness of this Amendment, no Event of Termination, and no Incipient Event of Termination shall have occurred and is continuing, except for the Event of Termination and the Incipient Event of Termination as described in this Amendment.
          SECTION 4. Reference to and the Effect on the Agreement. (a) On and after the effective date of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Agreement, and each reference to the Agreement in any Facility Document or any other document, instrument or certificate delivered in connection with any of the foregoing, shall mean and be a reference to the Agreement as amended hereby.
          (b) Except as specifically amended above, the Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed.
          SECTION 5. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses of the Program Agent, the Managing Agents and the Lenders in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Program Agent, the Managing

Agents and the Lenders with respect thereto and with respect to advising the Program Agent, the Managing Agents and the Lenders as to its rights and responsibilities hereunder and thereunder.
          SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
          SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SWC RECEIVABLES FUNDING LLC, as the Borrower
By:	/s/ Sean P. Hennessy
	Name:	Sean P. Hennessy
	Title:	President

THE SHERWIN-WILLIAMS COMPANY, as Servicer
By:	/s/ Cynthia D. Brogan
	Name:	Cynthia D. Brogan
	Title:	Vice President and Treasurer

Signature Page
to Amendment No. 7 to Loan and Servicing Agreement

CITICORP NORTH AMERICA, INC., as a Managing Agent and as Program Agent
By:	/s/ Raymond Dizon
	Name:	Raymond Dizon
	Title:	Vice President

CIESCO, LLC, as a Conduit Lender By: Citicorp North America, Inc., as Attorney-in-Fact

By:	/s/ Raymond Dizon
	Name:	Raymond Dizon
	Title:	Vice President

CITIBANK, N.A., as a Committed Lender
By:	/s/ Raymond Dizon
	Name:	Raymond Dizon
	Title:	Vice President

Signature Page
to Amendment No. 7 to Loan and Servicing Agreement